Exhibit 10.41

Execution Version

SENIOR UNSECURED TERM LOAN AGREEMENT

Dated as of June 26, 2015

among

SCRIPPS NETWORKS INTERACTIVE, INC.,

as Borrower,

THE BANKS NAMED HEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent,

and

BANK OF AMERICA, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

HSBC BANK USA, N.A.,

JPMORGAN CHASE BANK, N.A

and

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agents

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

HSBC BANK USA, N.A.,

J.P. MORGAN SECURITIES LLC

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and

Joint Bookrunners

i

Exhibit A	Form of Term Loan Borrowing Request
Exhibits B-1-B-4	Forms of U.S. Tax Compliance Certificates
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Administrative Questionnaire
Exhibit F	Form of Assignment and Acceptance
Exhibit G	[Reserved]

Schedule 2.01	Commitments
Schedule 4.09	Litigation
Schedule 4.16	Employee Benefit Plans
Schedule 4.17	Environmental
Schedule 7.01	Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.06	Transactions with Affiliates

ii

SENIOR UNSECURED TERM LOAN AGREEMENT dated as of June 26, 2015 (this “Agreement”), among SCRIPPS NETWORKS INTERACTIVE, INC., an Ohio corporation (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks (in such capacity, the “Agent”) and the banks listed in Schedule 2.01 (the “Banks”).

The Borrower has requested that the Banks make senior unsecured term loans to the Borrower in an aggregate principal amount of $250,000,000. The proceeds of such term loans are to be used for general corporate purposes, including permitted acquisitions. The Banks are willing to make such term loans to the Borrower on the terms and subject to the conditions herein set forth.

Accordingly, the Borrower, the Banks and the Agent agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit E hereto.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate applicable for an Interest Period of one month commencing on the date two Business Days after such day plus 1.00%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average, as determined by the Agent, of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b), of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” shall mean on any date, with respect to the Term Loans comprising any Eurodollar Borrowing or ABR Borrowing, the applicable percentage set forth below based upon the ratings applicable on such date to the Borrower’s implied or actual senior, unsecured, non-credit-enhanced long-term indebtedness for borrowed money (the “Index Debt”):

FEE AND SPREAD TABLE

	Ratings (S&P/Moody’s)	LIBOR Spread	ABR Spread
Category 1	A+/A1 or higher	0.625%	0.00%
Category 2	A/A2	0.750%	0.00%
Category 3	A-/A3	0.875%	0.00%
Category 4	BBB+/Baa1	1.00%	0.00%
Category 5	BBB/Baa2	1.125%	0.125%
Category 6	BBB-/Baa3 or lower	1.375%	0.375%

For purposes of the foregoing, (a) if no rating for the Index Debt shall be available from either Moody’s or S&P (other than by reason of the circumstances referred to in the last sentence of this definition), each such rating agency shall be deemed to have established a rating in the numerically highest category; (b) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Percentage shall be determined by reference to the available rating; (c) if the ratings established or deemed to have been established by Moody’s and S&P shall fall within different categories, the Applicable Percentage shall be based upon the superior (or numerically lower) category unless the ratings differ by more than one category, in which case the governing rating shall be the rating next below the higher of the two; and (d) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change. Any change in the LIBOR spread due to a change in the applicable category shall be effective on the effective date of such change in the applicable category and shall apply to all Eurodollar Loans that are outstanding at any time during the period commencing on the effective date of such change in the applicable category and ending on the date immediately preceding the effective date of the next such change in the applicable category. If the rating system of either Moody’s or S&P shall change, the Borrower and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system. If either Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to agree upon a substitute rating agency and to amend the references to specific ratings in this definition to reflect the ratings used by such substitute rating agency and, pending such agreement, the Applicable Percentage shall be determined on the basis of the ratings provided by the other rating agency.

“Arrangers” shall mean, collectively, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd., HSBC Bank USA, N.A., J.P. Morgan Securities LLC and U.S. Bank National Association.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Bank and an assignee, and accepted by the Agent, in the form of Exhibit F.

“Bank Percentage” shall mean as to any Bank at any time the percentage which the aggregate principal amount of such Bank’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding; provided that the Bank Percentage of any Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.08) (provided that this proviso shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby).

“Bankruptcy Event” shall mean, with respect to any person, such person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” shall mean a group of Loans of a single Type made by the Banks on a single date and as to which a single Interest Period is in effect.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if the signatories to the Scripps Family Agreement (other than the Borrower and The E.W. Scripps Company) shall not be the direct or indirect owners, beneficially and of record, of at least 51% of the issued and outstanding Common Voting Shares, $.01 par value per share, of the Borrower and any other common stock at any time issued by the Borrower, other than the Borrower’s Class A Common Shares, $.01 per share.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Closing Date” shall mean June 26, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, with respect to each Bank, the commitment of such Bank to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Bank hereunder. The amount of each Bank’s Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Commitments is $250,000,000.

“Consolidated EBITDA” shall mean with respect to any person for any period, (a) Consolidated Net Income for such period, plus (b) provisions for taxes based on income during such period, plus (c) Consolidated Interest Expense for such period, plus (d) total depreciation expense for such period, plus (e) total amortization expense for such period, plus (f) unusual and non-recurring non-cash charges recorded during such period, plus (g) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the officers, directors and employees of the Borrower and its Subsidiaries, minus (h) cash expenditures during such period that are applied against unusual or non-recurring non-cash charges referred to in clause (f) whether such charges were recorded during such period or any prior period, all of the foregoing as determined on a consolidated basis for such person and its consolidated subsidiaries in accordance with GAAP; provided that there shall be excluded from such calculation the net gains or losses associated with the sale of any asset not in the ordinary course of business. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) in connection with any calculation of the ratio of Consolidated Indebtedness of the Borrower to Consolidated EBITDA, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Indebtedness” with respect to any person shall mean the aggregate Indebtedness of such person and its consolidated subsidiaries, consolidated in accordance with GAAP.

“Consolidated Interest Expense” with respect to any person shall mean for any period the aggregate interest expense of such person and its consolidated subsidiaries for such period, computed and consolidated in accordance with GAAP.

“Consolidated Net Income” with respect to any person shall mean for any period the aggregate net income (or net deficit) of such person and its consolidated subsidiaries for such period equal to gross revenues and other proper income less the aggregate for such person and its consolidated subsidiaries of (i) operating expenses, (ii) selling, administrative and general expenses, (iii) taxes, (iv) depreciation, depletion and amortization of properties and (v) any other items that are treated as expenses under GAAP but excluding from the definition of Consolidated Net Income any extraordinary gains or losses, all computed and consolidated in accordance with GAAP.

“Consolidated Stockholders’ Equity” with respect to any person shall mean the aggregate Stockholders’ Equity of such person and its consolidated subsidiaries, consolidated in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Bank” means any Bank, as reasonably determined by the Agent, that has (a) failed to pay over to the Agent or any other Bank any amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (b) become the subject of a Bankruptcy Event.

“dollars” or “$” shall mean lawful money of the United States of America.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (d) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the failure to make by its due date a required installment under Code Section 430(j)(3)(A) or Section 303(j)(3)(A) of ERISA, with respect to any Pension Plan or the failure by Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Code Section 430 or Section 303 of ERISA); (h) the receipt by Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (j) the receipt by Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Eurodollar Tranche” shall mean, collectively, the Eurodollar Loans with the same Interest Periods at such time (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excluded Taxes” shall have the meaning assigned to such term in Section 2.21(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement (or any law, regulation, rule, promulgation or official agreement implementing an intergovernmental agreement) with respect to the foregoing.

“Fee Letter” shall mean the letter agreement dated June 19, 2015, between the Borrower, the Agent and Wells Fargo Securities, LLC providing for the payment of certain fees or other amounts in connection with the credit facility established by this Agreement.

“Fees” shall have the meaning assigned to such term in Section 2.06.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, in such amount which exceeds $15,000,000 at any time and (i) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances; provided that the definition of Indebtedness shall not include (i) accounts payable to suppliers and (ii) programming rights, in each case incurred in the ordinary course of business and not overdue. The Indebtedness of any person shall include the recourse Indebtedness of any partnership in which such person is a general partner. For purposes of this Agreement, the amount of any Indebtedness referred to in clause (h) of the preceding sentence shall be amounts, including any termination payments, required to be paid to a counterparty after giving effect to any contractual netting arrangements, and not any notional amount with regard to which payments may be calculated.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Insolvent” with respect to any Multiemployer Plan means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type.

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the week or calendar month, as applicable, that is 1 week or 1, 2, 3 or 6 months (or, if agreed to by all Banks, 12 months) thereafter, as the Borrower may elect, and

(b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the date 90 days thereafter or, if earlier, on the Maturity Date or the date of prepayment of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for dollars determined by the Agent from such service as the Agent may select.

“LIBO Rate” shall mean with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to dollars, then the LIBO Rate shall be the Interpolated Rate at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loan” shall mean any Term Loan made by any Bank pursuant to this Agreement, whether made as a Eurodollar Loan or an ABR Loan, as permitted hereby.

“Loan Documents” shall mean this Agreement and the Fee Letter.

“Margin Stock” shall have the meaning assigned to such term under Regulation U.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document or (c) material impairment of the rights of or benefits expressly available to the Banks under any Loan Document.

“Material Disposition” means any sale, sale leaseback, assignment, conveyance, transfer or other disposition of property or series of related sales, sale leasebacks, assignments, conveyances, transfers or other dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries.

“Maturity Date” shall mean June 26, 2017.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lending Office” shall have the meaning assigned to such term in Section 2.21(g).

“Non-U.S. Bank” shall have the meaning assigned to such term in Section 2.21(g).

“Other Connection Taxes” shall mean, with respect to any Bank (or Transferee) or the Agent, any taxes, charges or similar levies imposed as a result of a present or former connection between such Bank (or Transferee) or the Agent and the jurisdiction imposing such Tax (other than connections arising from such person having executed, delivered, become a party to, performed its obligations under, or engaged in any other transaction pursuant to any Loan Document).

“Other Taxes” shall have the meaning assigned to such term in Section 2.21(b).

“Participant” shall have the meaning assigned to such term in Section 10.04(b)(vi).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 303 or 304 of ERISA.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Priority Indebtedness Sum” shall mean, at any time, the sum (without duplication) of (a) the aggregate principal amount outstanding of Indebtedness incurred by Subsidiaries under Section7.01(b)(v), (b) the aggregate principal amount outstanding of Indebtedness incurred by the Borrower and Subsidiaries that is secured by Liens permitted by Section 7.02(k) and (c) the aggregate amount outstanding incurred by the Borrower and Subsidiaries under Section 7.03(ii).

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Code Section 4975(c), but shall exclude any “exempt” Prohibited Transaction.

“Quotation Day” shall mean, with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Rate” shall include the LIBO Rate and the Alternate Base Rate.

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Reportable Event” shall mean any “reportable event,” within the meaning of Section 4043 of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Required Banks” shall mean, at any time, Banks having Bank Percentages aggregating more than 50%.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Credit Agreement” shall mean the Five-Year Competitive Advance and Revolving Credit Facility Agreement (as amended, restated, amended and restated or otherwise modified from time to time), dated as of March 31, 2014, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lending institutions and agents party thereto.

“Revolving Lenders” shall mean the lenders under the Revolving Credit Agreement or any successor revolving credit facility of the Borrower.

“Sanctioned Country” shall mean, at any time, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” shall have the meaning assigned to such term in the definition of “LIBO Rate”.

“Scripps Family Agreement” means the family agreement dated October 15, 1992, as amended, entered into by and among The E.W. Scripps Company, Scripps Networks Interactive, Inc. and the descendants of Edward W. Scripps or certain trusts established by or for the benefit of one or more descendants of Edward W. Scripps.

“Specified Time” shall mean 11:00 a.m., London time.

“Stockholders’ Equity” shall mean, for any corporation, the consolidated total stockholders’ equity of such corporation determined in accordance with GAAP, consistently applied.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Taxes” shall have the meaning assigned to such term in Section 2.21(a).

“Term Loan” shall have the meaning assigned to such term in Section 2.01.

“Total Commitment” shall mean at any time the aggregate amount of the Banks’ Commitments, as in effect at such time.

“Transactions” shall have the meaning assigned to such term in Section 4.02.

“Transferee” shall have the meaning assigned to such term in Section 2.21(a).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.21(g).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VII, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 4.05; provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank agrees, severally and not jointly, to make a term loan (a “Term Loan”) to the Borrower on the Closing Date, as provided in this Agreement, in an aggregate principal amount not to exceed such Bank’s Commitment. Each Bank’s Commitment as of the Closing Date is set forth opposite its respective name in Schedule 2.01. Amounts prepaid on account of the Term Loans may not be reborrowed.

Section 2.02 Loans

(a) Each Term Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Bank to make its Term Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make the Term Loan required to be made by such other Bank).

(b) The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Agent in accordance with Section 2.04 or Section 2.05, as applicable. Each Bank may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate Eurodollar Loans of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c) Subject to Section 2.05, each Bank shall make the Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to the Agent in New York, New York, not later than 12:00 noon, New York City time, and the Agent shall by 3:00 p.m., New York City time, wire transfer the amounts so received to the general deposit account of the Borrower at Wells Fargo Bank, National Association (or other general deposit account designated by the Borrower in writing). The Term Loans shall be made by the Banks pro rata in accordance with Section 2.18. Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such ratable portion available to the Agent, such Bank and the Borrower severally agree (without duplication) to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03 [Reserved].

Section 2.04 Procedure for Term Loan Borrowing. The Borrower shall hand deliver or telecopy to the Agent in the form of Exhibit A (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable (provided, such Borrowing may be conditioned on the occurrence of the Closing Date) and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Agent shall promptly advise the Banks of any notice given pursuant to this Section 2.04 and of each Bank’s portion of the requested Borrowing.

Section 2.05 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent prior irrevocable notice of such election no later than 10:00 a.m., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent prior irrevocable notice of such election no later than 10:00 a.m., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor (which may not end after the Maturity Date)), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent or the Required Banks have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Agent shall promptly notify each relevant Bank thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Agent no later than 10:00 a.m., New York City time, on the third Business Day preceding such expiration, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loans (which may not end after the Maturity Date), provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Banks have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (g) or (h) of Article VIII with respect to the Borrower is in existence, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Agent shall promptly notify each relevant Bank thereof. Each ABR Loan shall automatically continue as an ABR Loan at the end of each Interest Period unless the Borrower has given notice to the Agent in accordance with section 2.05(a).

(c) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the entire principal amount outstanding).

Section 2.06 Fees. The Borrower agrees to pay the fees (the “Fees”) at the times and in the amounts agreed upon in the Fee Letter. All Fees shall be paid on the date due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Banks.

Section 2.07 Repayment of Term Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Bank the then unpaid principal amount of each Term Loan on the Maturity Date.

(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Banks and each Bank’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in a usual and customary form for such Type approved by the Agent in its reasonable discretion.

Section 2.08 Interest on Loans.

(a) Subject to the provisions of Section 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage.

(b) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage.

(c) Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan. The LIBO Rate or the Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

Section 2.09 Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.08(b)) equal to the Alternate Base Rate plus 2%.

Section 2.10 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Bank of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Banks. In the event of any such determination, until the Agent shall have advised the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for the making of a Eurodollar Loan shall be deemed to be a request for an ABR Borrowing and (ii) any request by the Borrower for a conversion of an ABR Loan into a Eurodollar Loan or the continuation of a Eurodollar Loan pursuant to Section 2.05 shall be deemed to be a request for a continuation of, or conversion into, an ABR Borrowing. Each determination by the Agent hereunder shall be conclusive absent manifest error.

Section 2.11 Termination of Commitments. The Commitments shall automatically terminate upon the initial borrowing of Term Loans on the Closing Date.

Section 2.12 [Reserved]

Section 2.13 [Reserved]

Section 2.14 Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent: (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans and (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $10,000,000.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice to prepay if such prepayment would have resulted from a refinancing of all or a portion of the Term Loans, which refinancing shall not be consummated or otherwise shall be delayed. All prepayments under this Section 2.14 shall be subject to Section 2.17 but otherwise without premium or penalty. All prepayments under this Section 2.14 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

Section 2.15 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan made by such Bank or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Bank, or shall impose on such Bank or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Bank to be material, then the Borrower will pay to such Bank within 30 days of demand such additional costs incurred or reduction suffered.

(b) If any Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank’s holding company with any request or directive regarding capital adequacy or liquidity (whether or not having the focus of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Bank pursuant hereto to a level below that which such Bank or such Bank’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Bank to be material, then from time to time the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in applicable law, regardless of the date enacted, adopted, issued or implemented.

(d) Notwithstanding any other provision of this Section 2.15, no Bank shall demand compensation for any increased cost or reduction referred to in paragraph (a), (b), or (c) above if it shall not at the time be the general policy or practice of such Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

(e) A certificate of a Bank setting forth (i) such amount or amounts as shall be necessary to compensate such Bank as specified in paragraph (a), (b), or (c) above, as the case may be, and (ii) in reasonable detail the basis of the calculation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Bank the amount shown as due on any such certificate delivered by it within 30 days after the receipt of the same. If any Bank subsequently receives a refund of any such amount paid by the Borrower it shall remit such refund to the Borrower.

(f) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank’s right to demand compensation with respect to any other period; provided that if any Bank fails to make such demand within 90 days after it obtains knowledge of the event giving rise to the demand such Bank shall, with respect to amounts payable pursuant to this Section 2.15 resulting from such event, only be entitled to payment under this Section 2.15 for such costs incurred or reduction in amounts or return on capital from and after the date 90 days prior to the date that such Bank does make such demand. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 2.16 Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written or telecopy notice to the Borrower and to the Agent, such Bank may:

(i) declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Bank only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Bank shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Bank or the converted Eurodollar Loans of such Bank shall instead be applied to repay the ABR Loans made by such Bank in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.16, a notice to the Borrower by any Bank shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

(c) Each Bank agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 2.16 with respect to such Bank, it shall have a duty to endeavor in good faith to mitigate the adverse effects that may arise as a consequence of such event to the extent that such mitigation will not, in the reasonable judgment of such Bank, entail any cost or disadvantage to such Bank that such Bank is not reimbursed or compensated for by the Borrower.

Section 2.17 Indemnity. The Borrower shall indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by the Borrower to borrow or to refinance or continue any Loan hereunder after irrevocable notice (regardless of whether such notice was conditional) of such borrowing, refinancing or continuation has been given pursuant to Section 2.04 or Section 2.05, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Bank, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (assumed to be the LIBO Rate) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid or not borrowed for the remainder of such period or Interest Period, as the case may be. A certificate of any Bank setting forth (i) any amount or amounts which such Bank is entitled to receive pursuant to this Section and (ii) in reasonable detail the basis of the calculation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.

Each Bank shall have a duty to mitigate the damages to such Bank that may arise as a consequence of clause (a), (b), (c), (d) or (e) above to the extent that such mitigation will not, in the reasonable judgment of such Bank, entail any cost or disadvantage to such Bank that such Bank is not reimbursed or compensated for by the Borrower.

Section 2.18 Pro Rata Treatment. Except as may be required under Section 2.16, the borrowing by the Borrower of the Term Loans from the Banks hereunder on the Closing Date, each payment or prepayment of principal of any Term Loans and each payment of interest on the Term Loans shall be allocated pro rata among the Banks in accordance with the respective outstanding principal amounts of their Term Loans. Each Bank agrees that in computing such Bank’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Bank’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.19 Sharing of Setoffs. Each Bank agrees that if it, except as otherwise expressly permitted by this Agreement, shall through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to, a secured claim under

Section 506 of title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of the Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Bank, it shall be deemed simultaneously to have purchased from such other Bank at face value, and shall promptly pay to such other Bank the purchase price for, a participation in the Loans of such other Bank, so that the aggregate unpaid principal amount of the Loans and participations in the Loans held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustment shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Bank by reason thereof as fully as if such Bank had made a Loan directly to the Borrower in the amount of such participation.

Section 2.20 Payments. The Borrower shall initiate each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document, without set-off, counterclaim or deduction of any kind, not later than 12:00 (noon), New York City time, on the date when due in dollars to the Agent at its offices at Wells Fargo Bank, National Association, MAC: D119-019, 1525 West W.T. Harris Blvd, Charlotte, NC 28262, in immediately available funds.

Section 2.21 Taxes.

(a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.20, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Agent or any Bank (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) and (ii) franchise taxes imposed on the net income of the Agent or any Bank (or Transferee), in each case by the jurisdiction under the laws of which the Agent or such Bank (or Transferee) is organized or has its principal place of business or any political subdivision thereof (such excluded taxes, “Excluded Taxes”) (all such nonexcluded taxes, levies, imposts, deductions, charges, and withholdings, including any interest, additions to tax or penalties and all liabilities with respect thereto, collectively or individually, “Taxes”). If the Borrower or any person acting on behalf of the Borrower (including the Agent) shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Bank (or any Transferee) or the Agent, (i) the Borrower shall increase the sum payable by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21) such Bank (or Transferee) or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except any such taxes, charges or levies that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22) (“Other Taxes”).

(c) The Borrower will indemnify each Bank (or Transferee) and the Agent for the full amount of Taxes and Other Taxes imposed on any payment made by the Borrower under any Loan Document that are paid by such Bank (or Transferee) or the Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Bank, or the Agent on its behalf, setting forth in reasonable detail the basis of the calculation of such payment or liability, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Bank (or Transferee) or the Agent, as the case may be, makes written demand therefor.

(d) If a Bank (or Transferee) or the Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 2.21, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Borrower’s expense. If a Bank (or Transferee) or the Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Bank (or Transferee) or the Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Bank (or Transferee) or the Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Bank (or Transferee) or the Agent in the event such Bank (or Transferee) or the Agent is required to repay such refund to such Governmental Authority.

(e) As soon as practicable after the date of any payment of Taxes, Excluded Taxes or Other Taxes by the Borrower to the relevant Governmental Authority pursuant to this Section 2.21, the Borrower will deliver to the Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.21 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) Each Bank (or Transferee) that is organized under the laws of the United States, any State thereof or the District of Columbia shall deliver to the Borrower and the Agent two copies of the United States Internal Revenue Service Form W-9. Each Bank (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Bank”) shall deliver to the Borrower and the Agent two copies of either United States Internal Revenue Service Form W-8BEN-E or Form W-8ECI, as applicable, or, in the case of a Non-U.S. Bank claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN-E, or any subsequent versions thereof or successors thereto and a certificate substantially in the form of Exhibit B-1, representing that such Non- U.S. Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) (a “U.S. Tax Compliance Certificate”), in each case properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. To the extent the Non-U.S. Bank is not the beneficial owner, the Non-U.S. Bank will deliver to the Borrower and the Agent two properly completed and duly executed copies of United States Internal Revenue Service Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Bank is a partnership and one or more direct or indirect partners of such Non-U.S. Bank are claiming the portfolio interest exemption, such Non-U.S. Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Bank changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Notwithstanding any other provision of this Section 2.21(g), a Non-U.S. Bank shall not be required to deliver any form pursuant to this Section 2.21(g) that such Non-U.S. Bank is not legally able to deliver.

(h) The Borrower shall not be required to indemnify any Bank, or to pay any additional amounts to any Bank, in respect of Taxes pursuant to paragraph (a) or (c) above to the extent that (i) in the case of United States federal withholding Taxes, the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Bank became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Bank designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) of this subsection 2.21(h) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower; and provided, further, however, that this clause (i) of this subsection 2.21(h) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Bank (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i) of this subsection 2.21(h)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Bank (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation; (ii) the obligation to indemnify or pay such additional amounts would not have arisen but for a failure by such Bank to comply with the provisions of Sections 2.21(g) or (j); or (iii) such Taxes are imposed with respect to FATCA.

(i) Any Bank (or Transferee) claiming any additional amounts payable under this Section 2.21 shall (A) to the extent legally able to do so, upon written request from the Borrower, file any certificate or document if such filing would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue, and the Borrower shall not be obligated to pay such additional amounts if, after the Borrower’s request, any Bank (or Transferee) could have filed such certificate or document and failed to do so; or (B) consistent with legal and regulatory restrictions, use reasonable efforts to change the jurisdiction of its applicable lending office if the making of such change would avoid the need for or reduce the amount of any additional amounts which may thereafter accrue and would not, in the sole determination of such Bank (or Transferee), be otherwise disadvantageous to such Bank (or Transferee).

(j) If a payment made to a Bank under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (j), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(k) Nothing contained in this Section 2.21 shall require any Bank (or Transferee) or the Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

Section 2.22 Mandatory Assignment. In the event any Bank delivers to the Agent or the Borrower, as appropriate, a certificate in accordance with Section 2.15(e) or a notice in accordance with Section 2.16, or the Borrower is required to pay any additional amounts or other payments in accordance with Section 2.21, or if any Bank becomes a Defaulting Bank, the Borrower may, at its own expense, and in its sole discretion (a) require such Bank to transfer and assign in whole or in part, without recourse (in accordance with Section 10.04), all or part of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (ii) the Borrower or such assignee shall have paid to the assigning Bank in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder or (b) so long as no Event of Default has occurred and is continuing, prepay all outstanding Loans of such Bank; provided that (x) such prepayment of Loans does not conflict with any law, rule or regulation or order of any court or Governmental Authority and (y) the Borrower shall have paid to such Bank in immediately available funds the principal of, accrued interest and accrued fees to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder. Notwithstanding the foregoing, if prior to any such transfer and assignment (a) such Bank shall waive its right to claim compensation under Section 2.15(e) in respect of such circumstances or event or shall withdraw its notice under Section 2.16 or shall waive its right to payments under Section 2.21 in respect of such circumstances or event, as the case may be, or (b) with respect to any transfer as a result of any Bank becoming a Defaulting Bank, such Bank ceases to be a Defaulting Bank, then, in each case, such Bank shall not thereafter be required to make any such transfer and assignment hereunder.

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Banks that:

Section 4.01 Organization; Powers. The Borrower and each Subsidiary of the Borrower (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other entity power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

Section 4.02 Authorization. The execution, delivery and performance by the Borrower of this Agreement and the execution, delivery and performance by the Borrower of each of the other Loan Documents and the borrowings hereunder (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws (or code of regulations) of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument and (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, except for any such violation, conflict, creation or imposition which does not impair the Borrower’s ability to enter into and perform the Transactions or would not be reasonably likely to have a Material Adverse Effect or materially impair the position of the Banks with respect to any other creditors of the Borrower.

Section 4.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity.

Section 4.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required by the Borrower in connection with the Transactions, except such as have been made or obtained and are in full force and effect, and except for filings required by applicable securities laws after the date of this Agreement.

Section 4.05 Financial Statements. The Borrower has heretofore furnished to the Banks the consolidated balance sheets and consolidated statements of operations, cash flows and changes in equity of the Borrower as of and for the fiscal years ended December 31, 2013 and December 31, 2014, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, in each case certified by the Financial Officer of the Borrower.  Such financial statements (subject, in the case of such interim statements, to normal year-end audit adjustments) present fairly in all material respects the financial condition and results of operations of the Borrower as of such dates and for such periods.  Such balance sheets and the notes thereto disclose, in accordance with GAAP, all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

Section 4.06 No Material Adverse Change. There has been no change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries since December 31, 2014 that would constitute a Material Adverse Effect which is not reflected in the financial statements referred to in Section 4.05.

Section 4.07 Title to Properties; Possession Under Leases.

(a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for defects in title that would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.  All material properties and assets are free and clear of Liens, other than Liens permitted by Section 7.02.

(b) Each of the Borrower and its Subsidiaries has complied with all obligations under all leases to which it is a party, all such leases are in full force and effect and each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any noncompliance, ineffectiveness or other conditions that would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.08 Stock of Borrower. More than 51% of the outstanding Common Voting Shares, par value $.01, of the Borrower are owned directly or indirectly, beneficially and of record by signatories to the Scripps Family Agreement (other than the Borrower and The E.W. Scripps Company).

Section 4.09 Litigation; Compliance with Laws.

(a) Except as set forth in Schedule 4.09 or otherwise disclosed to the Banks in writing, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) None of the Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to have a Material Adverse Effect.

Section 4.10 Agreements.

(a) None of the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or would be reasonably likely to result in a Material Adverse Effect.

(b) None of the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to have a Material Adverse Effect.

Section 4.11 Federal Reserve Regulations.

(a) None of the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(c) After applying proceeds of the Loans, no more than 25% of the reasonable value of the assets of the Borrower and its Subsidiaries is represented by Margin Stock.

Section 4.12 Investment Company Act. None of the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.13 Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement and in accordance with the provisions of Section 4.11.

Section 4.14 Tax Returns. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or a Subsidiary shall have set aside on its books adequate reserves.

Section 4.15 No Material Misstatements. No material information, report, financial statement, exhibit or schedule furnished by the Borrower in writing to the Agent or any Bank in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

Section 4.16 Employee Benefit Plans. Except as would not reasonably be likely to have a Material Adverse Effect, and except as set forth in Schedule 4.16, (i) the Borrower and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and (ii) no ERISA Event has occurred or is reasonably expected to occur.  Except as set forth in Schedule 4.16, the present value of all accumulated benefit obligations under each Pension Plan (based on those assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on those assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of all such underfunded Pension Plans.

Section 4.17 Environmental and Safety Matters. Except as set forth in Schedule 4.17 or otherwise previously disclosed to the Banks in writing, the Borrower and each of its Subsidiaries has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety, except for violations which, in the aggregate, would not be reasonably likely to have a Material Adverse

Effect.  Except as set forth in Schedule 4.17 or otherwise previously disclosed to the Banks in writing, neither the Borrower nor any of its Subsidiaries has received written notice of any failure so to comply.  Except as set forth in Schedule 4.17 or otherwise previously disclosed to the Banks in writing, the Borrower’s and its Subsidiaries’ plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants, or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, in violation in any material respect of any law or any regulations promulgated pursuant thereto, except for violations which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  Except as set forth in Schedule 4.17 or otherwise previously disclosed to the Banks in writing, neither the Borrower nor any of its Subsidiaries is aware of any events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that is reasonably expected to result in liability which would have a Material Adverse Effect.

Section 4.18 Anti-Corruption Law and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds of any Loan will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V

CONDITIONS OF LENDING

Section 5.01 Closing Date. The obligations of the Banks to make the Term Loans on the Closing Date are subject to the satisfaction of the following conditions:

(a) The Agent shall have received favorable written opinions of (i) Latham & Watkins LLP, New York counsel for the Borrower and (ii) Thompson Hine LLP, Ohio counsel for the Borrower, each dated the Closing Date, addressed to the Banks and in form and substance reasonably satisfactory to the Agent, and the Borrower hereby instructs each such counsel to deliver such opinions to the Agent.

(b) The Agent shall have received (i) a copy of the articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the code of regulations of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

(c) At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

(d) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(e) The Agent shall have received a certificate from the Borrower, dated the Closing Date and signed by a Financial Officer thereof, confirming compliance with the conditions precedent set forth in paragraphs (c) and (d) of this Section 5.01.

(f) The Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Bank that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Banks shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:

Section 6.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.04 and except with respect to the Subsidiaries of the Borrower where such failure would not reasonably be likely to have a Material Adverse Effect.

(b) Except to the extent that the failure to do or cause the same to be done would not be reasonably likely to have a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated (subject to changes in the ordinary course of business); (iii) comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and (iv) at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

Section 6.02 Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; (b) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including commercial general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, and (c) maintain such other insurance as may be required by law; provided, however, that, in lieu of or supplementing any such insurance described in (a) or (b) above, it may adopt such other plan or method of protection conforming to its self-insurance practices existing on the date hereof, including the creation of a “captive” insurance company.

Section 6.03 Obligations and Taxes. Except to the extent the failure to do so would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or a Subsidiary shall have set aside on its books adequate reserves with respect thereto.

Section 6.04 Financial Statements, Reports, etc.. Furnish to the Agent and each Bank:

(a) within the earlier of (x) the period for the required filing of a report on Form 10-K with the Securities and Exchange Commission including such financial statements and (y) 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated subsidiaries, the related consolidated statements of operations and the related consolidated statements of Stockholders’ Equity and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations during such year, all such consolidated financial statements audited by and accompanied by the report thereon of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably acceptable to the Required Banks and accompanied by an opinion of such accountants (which shall not be qualified in any material respect);

(b) within the earlier of (x) the period for the required filing of a report on Form 10-Q with the Securities and Exchange Commission including such financial statements and (y) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) no later than three Business Days after any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Borrower (which may be the same certificate delivered pursuant to the Revolving Credit Agreement) opining on or certifying such statements (i) stating that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenants contained in Sections 7.01(a) and (b)(v) and 7.03;

(d) promptly after the same become publicly available, copies of all material periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its public shareholders or distributed to the Revolving Lenders, as the case may be;

(e) promptly after the same become publicly available, copies of all material reports pertaining to any change in ownership filed by the Borrower or any Subsidiary with any Governmental Authority; and

(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent or any Bank may reasonably request.

Information required to be furnished pursuant to this Section 6.04 shall be deemed to have been furnished to the Agent and the Banks if such information, or one or more annual or quarterly reports containing such information (i) shall have been posted by the Agent on an IntraLinks, Syndtrak or similar site to which the Banks have been granted access, (ii) shall be posted on the Borrower’s behalf on an Intralinks, Syndtrak or similar site to which the Agent and the Banks have been granted access or (iii) shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Banks providing notice of such posting or availability).  Information required to be delivered pursuant to this Section 6.04 may also be delivered by electronic communications pursuant to procedures approved by the Agent.

Section 6.05 Litigation and Other Notices. Furnish to the Agent and each Bank prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof which could be reasonably anticipated to be adversely determined and, if adversely determined, could result in a Material Adverse Effect; and

(c) any development that has resulted in, or is reasonably anticipated by the Borrower to result in, a Material Adverse Effect.

Section 6.06 ERISA. Furnish to the Agent (a) promptly after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding a material amount, notice describing such ERISA Event and a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to or received from the PBGC, any plan administrator, or any Multiemployer Plan and (ii) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then upon reasonable request of the Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof.

Section 6.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any representatives designated by any Bank to visit and inspect the financial records and the properties of the Borrower or any Subsidiary upon reasonable prior notice at reasonable times and as often as reasonably requested (provided that such Bank shall make reasonable efforts not to interfere unreasonably with the business of the Borrower or any Subsidiary) and to make extracts from and copies of such financial records, and permit any representatives designated by any Bank to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor; provided that each person obtaining such information shall hold all such information in strict confidence in accordance with the restrictions set forth in Section 10.16.

Section 6.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

Section 6.09 Filings. Make all filings required to be made by it with any Governmental Authority, except where the failure to make any such filings would not reasonably be likely to have a Material Adverse Effect.

Section 6.10 Anti-Corruption Laws and Sanctions. (a) Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and (b) ensure that the Borrower and its Subsidiaries shall not use, and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Bank and the Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Banks shall otherwise consent in writing, it will not, and will not cause or permit any of its Subsidiaries to:

Section 7.01 Indebtedness.

(a) Permit the ratio of Consolidated Indebtedness of the Borrower to Consolidated EBITDA of the Borrower at the end of and for the most recently ended four consecutive calendar quarters at any time to be greater than 4.5 to 1.0.

(b) Permit any Subsidiary of the Borrower to incur, create, assume or permit to exist any Indebtedness, except:

(i) Indebtedness existing on the date hereof as set forth in Schedule 7.01 hereto, and additional Indebtedness incurred pursuant to commitments by persons to lend to any Subsidiary but only to the extent such commitments are available and unused as of the date hereof as set forth in Schedule 7.01 hereto;

(ii) Indebtedness of a Subsidiary or business existing at the time such Subsidiary or business was acquired by the Borrower or a Subsidiary; provided that such Indebtedness was not incurred in contemplation of such acquisition;

(iii) Indebtedness to the Borrower or to another Subsidiary of the Borrower;

(iv) Indebtedness (whether Capital Lease Obligations, deferred purchase price or otherwise) of a Subsidiary secured by Liens permitted by Section 7.02(f) and incurred after the date hereof for the acquisition, construction or improvement of real or personal property; and

(v) other Indebtedness exclusive of the Indebtedness permitted by clauses (i) through (iv) above, provided that, if at the time of the incurrence of any such other Indebtedness and after giving pro forma effect to such incurrence (other than any such other Indebtedness representing a refinancing of Indebtedness previously incurred under this Section 7.01(b)(v)), the ratio on a pro forma basis of Consolidated Indebtedness of the Borrower at the end of the most recently ended fiscal quarter to Consolidated EBITDA of the Borrower for the four consecutive fiscal quarters then ended is greater than 3.5 to 1.0, then at the time of the incurrence of such Indebtedness the Priority Indebtedness Sum shall not exceed 15% of the Consolidated Stockholders’ Equity of the Borrower at such time.

Section 7.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and old-age pensions and other social security benefits;

(b) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s and vendors’ liens, incurred in good faith in the ordinary course of business with respect to obligations not delinquent or which are being contested in good faith by appropriate proceedings and as to which the Borrower or a Subsidiary shall have set aside on its books adequate reserves;

(d) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which the Borrower or a Subsidiary, as the case may be, shall have set aside on its books adequate reserves;

(e) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto (and with respect to leasehold interests: mortgages, obligations, liens and other encumbrances that are incurred, created, assumed or permitted to exist and arise by, through or under or are asserted by a landlord or owner of the leased property, with or without consent of the lessee) which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of the property or assets of the Borrower or a Subsidiary, as the case may be, or impair the use of such property for the purposes for which such property is held by the Borrower or such Subsidiary;

(f) Liens to secure the purchase price of real or personal property acquired, constructed or improved after the date hereof; provided that any such Lien is existing or created at the time of, or substantially simultaneously with, the acquisition, construction or improvement by the Borrower or a Subsidiary of the property so acquired and at all times covers only such property;

(g) Liens on property of a Subsidiary in favor of the Borrower or another Subsidiary; (h) Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which (i) levy and execution have been stayed and continue to be stayed and (ii) the Borrower or a Subsidiary shall have set aside on its books adequate reserves;

(i) Liens on property of a Subsidiary existing at the time it becomes a Subsidiary; provided that such Liens were not created in contemplation of the acquisition by the Borrower or another Subsidiary of such Subsidiary;

(j) Liens on the property of the Borrower or a Subsidiary incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the obtaining of advances or credit or other financial accommodations (including but not limited to interest rate swap obligations or letter of credit obligations of the Borrower or any Subsidiary), and which do not in the aggregate materially detract from the value of its property or assets or impair the use thereof in the operation of its business;

(k) the Borrower and any Subsidiary may incur, and thereafter permit to exist, Liens not otherwise permitted by this covenant securing Indebtedness if, after giving effect to such Liens, the Priority Indebtedness Sum shall not exceed 15% of Consolidated Stockholders’ Equity of the Borrower at such time;

(l) judgment Liens that do not constitute an Event of Default;

(m) Liens on property acquired by the Borrower or any of its Subsidiaries after the Closing Date so long as such Liens are limited to the property acquired and were not created in contemplation of the acquisition;

(n) Liens on property of the Borrower or any of its Subsidiaries existing on the date hereof as set forth in Schedule 7.02 hereto; and

(o) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $25,000,000 at any one time.

Section 7.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except that (i) any Subsidiary may enter into such an arrangement for the sale or transfer of its property to another Subsidiary or to the Borrower and (ii) the Borrower and the Subsidiaries may enter into any other such arrangements if after giving effect thereto the Priority Indebtedness Sum shall not exceed 15% of the Consolidated Stockholders’ Equity of the Borrower at such time.

Section 7.04 Mergers, Consolidations and Sales of Assets. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (a) the Borrower or a Subsidiary may merge with another corporation in a transaction in which the surviving entity is the Borrower or such Subsidiary, respectively, and, in the case of a Subsidiary, the surviving entity is a wholly owned Subsidiary, (b) any Subsidiary may merge into the Borrower or another Subsidiary; or (c) the Borrower or a Subsidiary may purchase, lease or otherwise acquire any assets of any other person.

Section 7.05 Fiscal Year.  Change its fiscal year.

Section 7.06 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) not otherwise prohibited under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, this Section 7.06 shall not be deemed to prohibit any of the transactions or relationships with Affiliates contemplated by the agreements listed in Schedule 7.06 attached hereto.

Section 7.07 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

ARTICLE VIII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 6.01(a), 6.05(a), 6.10(b) or in Article VII;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Agent or any Bank to the Borrower;

(f) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $10,000,000, when and as the same shall become due and payable, subject, in the case of interest only, to any applicable grace period (but not for more than 5 Business Days), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, such Indebtedness to become due prior to its stated maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the

Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be unstayed and in effect for 90 days;

(h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more final judgments for the payment of money in excess of $10,000,000, excluding such amounts which are covered by insurance, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(j) (i) except to the extent that the actions, facts or circumstances described in Schedule 4.16 constitute or may result in a Reportable Event, an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition (except as described, or resulting from the matters described, in Schedule 4.16) shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or

(k)  there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Agent, at the request of the Required Banks, shall, by notice to the Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX

THE AGENT

In order to expedite the transactions contemplated by this Agreement, Wells Fargo Bank, National Association is hereby appointed to act as Agent on behalf of the Banks.  Each of the Banks, and each transferee of any Bank, hereby irrevocably authorizes the Agent to take such actions on behalf of such Bank or transferee and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Agent is hereby expressly authorized by the Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Banks all payments of principal of and interest on the Loans and all other amounts due to the Banks hereunder, and promptly to distribute to each Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Banks to the Borrower of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Bank copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document.  The Agent shall not be responsible to the Banks for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements.  The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Banks.  The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.  Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.  The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks.

Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Banks and the Borrower.  Upon any such resignation, the Required Banks shall have the right to appoint a successor.  If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.  After the Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

With respect to the Loans made by it hereunder, the Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Bank and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent.

Each Bank agrees (i) to reimburse the Agent, on demand, (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its outstanding Loans hereunder) of any expenses incurred for the benefit of the Banks by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (irrespective of whether the Agent is a party to the action for which indemnification hereunder is sought) of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Bank shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its directors, officers, employees or agents.

Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Bank hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202, Attention of Treasurer (Telecopy No. 513-977-3729) with a copy to Latham & Watkins LLP, counsel for the Borrower, to it at Joshua A. Tinkelman, Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022-4834 (Email: joshua.tinkelman@lw.com; Telecopy No. 212-751-4864);

(b) if to the Agent, to:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd. Charlotte, NC  28262

Attention: Syndication Agency Services

Telecopy: 704-715-0017

E-mail:  agencyservices.requests@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association

1 South Broad St., Y1375-086

Philadelphia, PA 19107

Attention: James Travagline

Telecopy: 267-321-6700

E-mail: james.travagline@wellsfargo.com; and

(c) if to a Bank, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Bank shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.  Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent.

Section 10.02 Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other material instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Banks and shall survive the making by the Banks of the Loans, regardless of any investigation made by the Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid.

Section 10.03 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof which, when taken together, bear the signatures of each Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Banks.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more assignees, other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund (as defined below) or, if an Event of Default under clause (b), (c), (g) or (h) of Article VIII has occurred and is continuing, any other assignee; and

(B) the Agent, provided that no consent of the Agent shall be required for an assignment to an assignee that is a Bank or an Affiliate of a Bank immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Loans, the amount of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (b), (c), (g) or (h) of Article VIII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire; and

(E) in the case of an assignment to a CLO (as defined below), the assigning Bank shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Acceptance between such Bank and such CLO may provide that such Bank will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(b) that affects such CLO.

For the purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 10.05).  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the principal amount of the Loans owing to each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Any Bank may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.17 and 2.21 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Bank, provided such Participant agrees to be subject to Section 2.19 as though it were a Bank.  Each Bank that sells a participation shall, acting for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(vii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.21 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Bank if it were a Bank shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(g) as though it were a Bank.

(c) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

Section 10.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and actual fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Agent, incurred by the Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) and all out-of-pocket expenses incurred by the Agent or any Bank in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any counsel for the Agent or any Bank.

(b) The Borrower agrees to indemnify the Agent, each Bank and each of their respective directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, costs, actions, suits, obligations, penalties, judgments, claims, damages, liabilities and related expenses, including the reasonable fees, disbursements and other charges of one legal counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the case of a conflict of interest between Indemnitees, one additional counsel in each relevant jurisdiction to each group of similarly situated Indemnitees taken as a whole) (irrespective of whether the Agent or any Bank is a party to the action for which indemnification hereunder is sought), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, costs, actions, suits, obligations, penalties, judgments, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) in the case of the Agent or any Bank, any unexcused breach by the Agent or such Bank of any of its obligations under this Agreement or (B) the gross negligence, bad faith or willful misconduct of such Indemnitee. To the full extent permitted by applicable law, each Indemnitee and the Borrower hereby agree not to assert, and each hereby waives, any claim against any Indemnitee or the Borrower, on any theory of liability, for special, indirect, consequential, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the transactions or borrowings contemplated hereby; provided that nothing in this sentence shall limit the Borrower’s indemnification obligations to the extent such special, indirect, consequential, punitive or incidental damages are included in any third-party claim against an Indemnitee in connection with which such Indemnitee is otherwise entitled to indemnification herein. This Section 10.05(b) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent or any Bank. All amounts due under this Section 10.05 shall be payable on written demand therefor.

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such assignment shall release a Bank from any of its obligations hereunder.

Section 10.06 Rights of Setoff. If an Event of Default shall have occurred and be continuing, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of setoff which such Bank may have).

Section 10.07 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.08 Waivers; Amendment.

(a) No failure or delay of the Agent or any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent, the Borrower and the Required Banks; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment of or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Bank affected thereby, (ii) change or extend the Commitment without the prior written consent of such Bank, or (iii) amend or modify the provisions of Section 2.18, the provisions of this Section, or the definition of “Required Banks”, without the prior written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Bank, shall be limited to the Maximum Rate.

Section 10.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan in the City of New York, and appellate courts from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16 Confidentiality. During the term of this Agreement and for a period of two years after the termination hereof, each Bank agrees to keep confidential (and to cause its respective officers, directors, employees, agents and representatives to keep confidential) the Information (as defined below), except that any Bank shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives (including outside counsel) as need to know such Information and who are informed of the confidential nature of such information; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (provided that such Bank shall, except (A) as prohibited by law and (B) for Information requested by any such bank regulatory authority, promptly notify Borrower of the circumstances and content of each such disclosure and shall request confidential treatment of any information so disclosed); (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Bank on a non-confidential basis from a source other than the Borrower or its Affiliates or (C) was available to such Bank on a non-confidential basis prior to its disclosure to such Bank by the Borrower or its Affiliates; (iv) to the extent the Borrower shall have consented to such disclosure in writing; or (v) to data service providers, including league table providers, that serve the lending industry, to the extent such information is information routinely provided by arrangers to such data service providers. As used in this Section 10.16, as to any Bank, “Information” shall mean any financial statements, materials, documents and other information that the Borrower or any of its Affiliates may have furnished or made available or may hereafter furnish or make available to the Agent or any Bank in connection with this Agreement or any other materials prepared by any such person from any of the foregoing.

Section 10.17 USA Patriot Act. Each Bank which is subject to Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SCRIPPS NETWORKS INTERACTIVE, INC., as Borrower

By	/s/ Mark F. Schuermann
Name: Mark F. Schuermann
Title: Senior Vice President and Treasurer

[Signature Page to Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Bank

By:	/s/ James Travagline
Name: James Travagline
Title: Director

[Signature Page to Scripps Term Loan Agreement]

BANK OF AMERICA, N.A., as a Bank and a Syndication Agent

By:	/s/ Joseph R. Jackson
Name: Joseph R. Jackson
Title: Vice President

[Signature Page to Scripps Term Loan Agreement]

HSBC BANK USA, N.A., as a Bank and a Syndication Agent

By:	/s/ Joseph D. Donovan
Name: Joseph D. Donovan
Title: Vice President

[Signature Page to Scripps Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., as a Bank and a Syndication Agent

By:	/s/ Olivier Lopez
Name: Olivier Lopez
Title: Vice President

[Signature Page to Scripps Term Loan Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank and a Syndication Agent

By:	/s/ Matthew Antioco
Name: Matthew Antioco
Title: Vice President

[Signature Page to Scripps Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Bank and a Syndication Agent

By:	/s/ Joseph Howard
Name: Joseph Howard
Title: Officer

[Signature Page to Scripps Term Loan Agreement]

FIFTH THIRD BANK, as a Bank

By:	/s/ Megan S. Szewc
Name: Megan S. Szewc
Title: Vice President

[Signature Page to Scripps Term Loan Agreement]

EXHIBIT A

FORM OF TERM LOAN BORROWING REQUEST

Wells Fargo Bank, National Association., as Agent for the Banks referred to below,
[Date]

Dear Sirs:

The undersigned, Scripps Networks Interactive, Inc. (the “Borrower”), refers to the Senior Unsecured Term Loan Agreement dated as of June 26, 2015 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Banks named therein, certain other parties thereto and Wells Fargo Bank, National Association, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Term Loan Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Term Loan Borrowing is requested to be made:

(A)	Date of the Borrowing (which is a Business Day)

(B)	Principal Amount of Borrowing[1]

(C)	Type of Borrowing[2]

(D)	Interest Period[3]

[1]	Not less than $5,000,000 (and in integral multiples of $1,000,000) or greater than the Total Commitment then available.
[2]	Eurodollar Borrowing or ABR Borrowing.
[3]	Applicable for Eurodollar Borrowings and which shall be subject to the definition of “Interest Period” and end not later than the Maturity Date.

Upon acceptance of any or all of the Loans offered by the Banks in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 5.01 of the Credit Agreement have been satisfied.

Very truly yours,

By
Title: [Responsible Officer]

EXHIBIT B-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Unsecured Term Loan Agreement dated as of [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Scripps Networks Interactive, Inc., as Borrower, Wells Fargo Bank National Association, as Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 2.21 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT B-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Unsecured Term Loan Agreement dated as of [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Scripps Networks Interactive, Inc., as Borrower, Wells Fargo Bank National Association, as Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 2.21 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT B-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Unsecured Term Loan Agreement dated as of [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Scripps Networks Interactive, Inc., as Borrower, Wells Fargo Bank National Association, as Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 2.21 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT B-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Unsecured Term Loan Agreement dated as of [ ], 2015 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Scripps Networks Interactive, Inc., as Borrower, Wells Fargo Bank National Association, as Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 2.21 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT E

[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

Scripps Networks Interactive, Inc.

$250 Million Senior Unsecured Term Loan Facility

ADMINISTRATIVE DETAILS FORM

Please return to Russell Jeter (russell.jeter@wellsfargo.com) and Maggie Tsan

(admindetailsforms@wellsfargo.com) at Wells Fargo Securities, LLC

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

Signing Credit Agreement:			Yes	No

Coming in via Assignment:			Yes	No

Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle or Other, please specify)

Taxpayer ID Number:

MEI Number:

Foreign Entity:	Yes	No

If yes, please complete and return appropriate FOREIGN IRS Form (usually Form W-8BEN or W-ECI) as well as provide SWIFT Code for Patriot Act certification purposes and fill out the 2 below fields:
SWIFT Country of Origin

FOR INTERNAL PURPOSES ONLY (FOREIGN INSTITUTIONS)

Patriot Act Certification Effective Date:

Patriot Act Certification Expiration Date:

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

Primary Credit Contact	Secondary Credit Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact		Secondary Operations Contact
Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary L/C Contact		Secondary L/C Contact
Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Electronic Distribution	Contact	Information
Name:		Address cont’d:
Title:		Telephone:
Address:		E-Mail Address:

1. Lender’s Domestic Wire Instructions
Bank Name:
City and State:
ABA/Routing No.

2

Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

2. Lender’s Foreign Wire Instructions (please include wiring instructions for EACH currency as applicable)
Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:
SWIFT:
Country of Origin:

, hereby authorizes Wells Fargo Bank to rely on the payment instructions contained in this Administrative Details Form.

By:

Its:

TAX REPORTING INFORMATION (PLEASE REVIEW THE INFORMATION BELOW AND SUBMIT THE APPROPRIATE IRS TAX FORM ALONG WITH THIS COMPLETED ADMINISTRATIVE DETAILS QUESTIONNAIRE).

3. TAX DOCUMENTS

U.S. DOMESTIC INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

❑	Attach Form W-9 for current Tax Year
❑	Confirm Tax ID Number:

3

FOREIGN INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution:

a.) Form W-8BEN or Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner),

b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business),

c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

❑	Attach Form W-8 for current Tax Year
❑	Confirm Tax ID Number:

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow- through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners. Please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

❑	Attach Form W-8 for current Tax Year
❑	Confirm Tax ID Number:

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

4

EXHIBIT F

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [Bank]

3.	Borrower:	Scripps Networks Interactive, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement

5.	Credit Agreement:

Senior Unsecured Term Loan Agreement dated as of June 26, 2015 among Scripps Networks Interactive, Inc., the Banks party thereto, certain other parties and Wells Fargo Bank, National Association, as administrative agent

6.	Assigned Interest:

Aggregate Amount of Loans for all Banks	Amount of Loans Assigned	Percentage Assigned of Loans[4]
$	$	%
$	$	%
$	$	%

Effective Date:                      , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT ANDWHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

4 Set forth, to at least 9 decimals, as a percentage of the Loans of all Banks.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

6

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as

  Administrative Agent

By

Title:

7

Consented to:

[SCRIPPS NETWOR KS INTERACTIVE, INC.][5]

By:
Name:
Title:

5 To be included if Borrower’s consent required under the Credit Agreement

8

ANNEX 1

Senior Unsecured Term Loan Agreement dated as of June 26, 2015 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Scripps Networks Interactive, Inc., (the “Borrower”), the Banks from time to time party thereto, certain other parties and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 4.05 or 6.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank and (v) if it is a Non- U.S. Bank, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

9

SCHEDULE 2.01

COMMITMENTS

Bank	Commitment
Wells Fargo Bank, National Association	$37,500,000.00
Bank of America, N.A.	$37,500,000.00
HSBC Bank USA, N.A.	$37,500,000.00
JPMorgan Chase Bank, N.A.	$37,500,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$37,500,000.00
U.S. Bank National Association	$37,500,000.00
Fifth Third Bank	$25,000,000.00
Total	$250,000,000.00

SCHEDULE 4.09

LITIGATION

None.

SCHEDULE 4.16

EMPLOYEE BENEFIT PLANS

None.

SCHEDULE 4.17

ENVIRONMENTAL

None.

SCHEDULE 7.01

INDEBTEDNESS

(000’s omitted)

Description	Balance
Travel Channel Ad minute buy back obligation	$16,964
HGTV Ad Cap modification obligation	$14,815
Real Gravity Contingent Consideration	$6,000
Scripps Networks Interactive, Inc.
Capital lease obligations	$3,070
Television Food Network, G.P.
Must-carry rights	$450
Total	$41,299

SCHEDULE 7.02

EXISTING LIENS

Liens, including contingent Liens, securing Capital Lease Obligations of Subsidiaries set forth on Schedule 7.01

SCHEDULE 7.06

TRANSACTIONS WITH AFFILIATES

1. Amended & Restated Scripps Family Agreement dated May 19, 2015 by and among The E.W. Scripps Company, Scripps Networks Interactive, Inc. and the descendants of Edward W. Scripps.

2. Retransmission Consent Compensation Agreement dated July 1, 2008 between Scripps Networks Interactive, Inc. and The E.W. Scripps Company.

3. Software License Agreement dated as of July 1, 2008 between the Borrower and The E.W. Scripps Company.

4. Advertising Purchase Agreement dated as of July 1, 2008 between Borrower and The E.W. Scripps Company.